FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of December 5, 2013, to the Distribution Agreement, dated as of June 28. 2013 (the "Agreement"), is entered into by and between ADVISORS SERIES TRUST, a Delaware business trust, (the "Trust") on behalf of its series, the SEMPER CAPITAL FUNDS (the "Fund") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability corporation (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Semper Short Duration Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike

Printed Name: Douglas G Hess	Printed Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A to the

         Distribution Agreement

      Fund Names

Separate Series of Advisor’s Series Trust

Name of Series	Date Added
Semper MBS Total Return Fund	on or after June 28, 2013
Semper Short Duration Fund	on or after December 5, 2013